Exhibit 4(jjj)

BLACKROCK FUNDS

Amendment No. 8 to Addendum No. 5 to the Investment Advisory Agreement

This Amendment dated as of the 19th day of April, 2023 is entered into by and between BLACKROCK FUNDSSM, a Massachusetts business trust (the “Fund”) and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Adviser”), and is effective as of the date hereof.

WHEREAS, the Fund and the Adviser desire to amend the original Addendum No.5 (the “Addendum”) to the Advisory Agreement (as defined below), made June 1, 2011, as amended to the date hereof, in order to reflect the provisions set forth herein, only with respect to BlackRock International Dividend Fund (the “Portfolio”); and

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of September 29, 2006 (the “Advisory Agreement”) pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and

WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund previously notified the Adviser that it established the Portfolio, and that it desired to retain the Adviser to act as the investment adviser therefore, and the Adviser notified the Fund that it is willing to serve as investment adviser to the Portfolio; and

WHEREAS, the Fund and the Adviser entered into the Addendum, with respect to the Portfolio and other series of the Fund; and

WHEREAS, the Fund and the Adviser desire to amend the Addendum, only with respect to the Portfolio; and

WHEREAS, except as amended hereby, all the terms of the Addendum shall remain in full force and effect;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend and modify the Addendum as follows:

1.	Compensation.

The Adviser shall receive annual compensation from the Fund on behalf of the Portfolio for the services provided and the expenses assumed pursuant to the Advisory Agreement computed daily and payable monthly, as a percentage of the Portfolio’s average daily net assets, and calculated as follows:

Portfolio	Average Daily Net Assets	Management Fee Rate
BlackRock International Dividend Fund	First $1 billion	0.60%
	$ 1 billion - $3 billion	0.56%
	$3 billion - $5 billion	0.54%
	$5 billion - $ 10 billion	0.52%
	Greater than $ 10 billion	0.51%

2.	Miscellaneous. Except to the extent supplemented hereby, the Addendum shall remain unchanged and in full force and effect.

3.

Release. “BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 8 to Addendum No. 5 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

BLACKROCK FUNDSSM

By:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Trent Walker
Name:	Trent Walker
Title:	Managing Director

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